FOR IMMEDIATE RELEASE
Lam Research and KLA-Tencor Business Combination Update
FREMONT, CA -- (Marketwired) - 5/13/2016 -- On May 13, 2016, Lam Research and KLA-Tencor each received a request for additional information and documentary material (commonly referred to as a “Second Request”) from the United States Department of Justice (DOJ) in connection with the proposed transaction between the companies. The companies are working with the staff of the DOJ on the terms of a consent decree. Lam Research and KLA-Tencor remain confident of securing necessary regulatory approvals and expect the transaction to close in the third calendar quarter. The companies have received clearance from competition authorities in Germany, Ireland, Israel and Taiwan and are in discussions with competition regulators in other jurisdictions.

About Lam Research:
Lam Research Corp. (Nasdaq: LRCX) is a trusted global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. Lam's broad portfolio of market-leading deposition, etch, and clean solutions helps customers achieve success on the wafer by enabling device features that are 1,000 times smaller than a grain of sand, resulting in smaller, faster, more powerful, and more power-efficient chips. Through collaboration, continuous innovation, and delivering on commitments, Lam is transforming atomic-scale engineering and enabling its customers to shape the future of technology. Based in Fremont, Calif., Lam Research is a Nasdaq-100 Index® and S&P 500® company whose common stock trades on the Nasdaq Global Select Market(SM) under the symbol LRCX. For more information, please visit http://www.lamresearch.com. (LRCX-F)

About KLA-Tencor:
KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor, LED, and other related nanoelectronics industries. With a portfolio of industry standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for nearly 40 years. Headquartered in Milpitas, Calif., KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F)

Caution Regarding Forward-Looking Statements:
Statements in this document regarding the proposed transaction between KLA-Tencor and Lam Research and the expected timetable for completing the transaction constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including:  the ability to consummate the transaction; the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; and the other factors described in KLA-Tencor’s Quarterly

Report on Form 10-Q for the quarter ended March 31, 2016, Lam Research’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2016, and the joint proxy statement/prospectus filed by Lam Research on January 13, 2016 with the Securities and Exchange Commission.  The parties disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.
Company Contacts:

Lam Research Investor Relations
Satya Kumar
Phone: 510-572-1615
Email: investor.relations@lamresearch.com

KLA-Tencor Investor Relations
Ed Lockwood
Phone: 408-875-9529
Email: ed.lockwood@kla-tencor.com